PROSPECTUS SUPPLEMENT

(To Prospectus Supplements Dated April 15, 2024, May 3, 2024, June 12, 2024 and July 11, 2024, to Prospectus Dated March 26, 2024)

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-276938

Up to $2,679,217

Common Stock

This prospectus supplement amends and supplements the information in the prospectus, dated March 26, 2024, filed as a part of our registration statement on Form S-3 (File No. 333-276938), or the Registration Statement, as supplemented by our prospectus supplements, dated April 15, 2024, May 3, 2024, June 12, 2024 and July 11, 2024, or the Prior Prospectuses, relating to the offering, issuance and sale by us of our common stock, par value $0.00001 per share, or the Common Stock, from time to time that may be issued and sold under the at the market offering agreement, or the Sales Agreement, dated April 15, 2024, by and between us and H.C. Wainwright & Co., LLC, or Wainwright, as sales agent. This prospectus supplement should be read in conjunction with the Prior Prospectuses, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectuses.  This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectuses, and any future amendments or supplements thereto.

We are filing this prospectus supplement to amend the Prior Prospectuses to update the maximum amount of shares we are eligible to sell under our Registration Statement pursuant to General Instruction I.B.6 of Form S-3. As a result of these limitations and the current public float of our Common Stock, and in accordance with the terms of the Sales Agreement, we may offer and sell shares of our Common Stock having an aggregate offering price of up to $2,679,217 from time to time through Wainwright, which does not include the shares of Common Stock having an aggregate sales price of approximately $1,202,269 that were sold pursuant to the Prior Prospectuses to date. In the event that we may sell additional amounts under the Sales Agreement in accordance with General Instruction I.B.6, we will file another prospectus supplement prior to making such additional sales.

As of the date of this prospectus supplement, the aggregate market value of our outstanding Common Stock held by non-affiliates, or the public float, was approximately $11,644,460, which was calculated based on 3,298,714 shares of our outstanding Common Stock held by non-affiliates at a price of $3.53 per share, the closing price of our Common Stock on the Nasdaq Capital Market on June 20, 2025. During the 12 calendar months prior to, and including, the date of this prospectus supplement, we sold securities with an aggregate market value of approximately $1,202,269 pursuant to General Instruction I.B.6 of Form S-3.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “LUCY.” On August 14, 2025, the last reported sale price of our Common Stock on the Nasdaq Capital Market was $2.20 per share.

Investing in the offered securities involves a high degree of risk. Before buying any shares, you should read the discussion of material risks of investing in our Common Stock in “Risk Factors” beginning on page 9 of the prospectus, and in the risks discussed under similar headings in the documents incorporated by reference in this prospectus supplement and the prospectus, as they may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

H.C. Wainwright & Co.

The date of this prospectus supplement is August 15, 2025